UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2016

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI	02903
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2016, Citizens Financial Group, Inc. (the “Company” or “Citizens”) appointed Randall J. Black as Controller and Chief Accounting Officer effective April 18, 2016. Mr. Black will replace Ronald Ohsberg who will be leaving Citizens to pursue other interests. Mr. Ohsberg will stay with the Company through April 30, 2016 to ensure a smooth and effective transition. Citizens’ Chief Financial Officer, Eric Aboaf, has assumed responsibility for the role of Chief Accounting Officer on an interim basis as of March 21, 2016 until Mr. Black joins the Company.

Mr. Black, age 59, most recently was the Chief Executive Officer reporting to the Claims Administrator for the Deepwater Horizon Economic and Property Damages Settlement, a role he held since 2014. From 2011 through 2013, he served as Managing Director for Citigroup’s Mortgage Division. From 2009 through 2011, he was the Deputy Chief Accountant of the Office of the Comptroller of the Currency. Previously, Mr. Black held senior management positions at several banking institutions, including MBNA America where he served as Chief Accounting Officer and Controller from 1991 through 2005.

Mr. Black has entered into an employment agreement with the Company effective as of April 18, 2016. Mr. Black’s employment agreement provides that he will have an annual base salary of $400,000 and a variable compensation opportunity of $450,000 (which is guaranteed for the 2016 performance year). In addition, Mr. Black will receive a buy-out award with an approximate value of $840,000 in connection with the treatment of an award relating to his previous employment, which will be granted partially in the form of deferred cash and partially as restricted stock units.

Mr. Black is subject to restrictive covenants prohibiting solicitation of employees, and solicitation and interference with customers and prospective clients for twelve months following the termination of his employment with the Company for any reason as well as a confidentiality covenant of perpetual duration. His employment with the Company will be at-will and terminable by either party at any time and for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By: /s/ Eric Aboaf

Eric Aboaf

Chief Financial Officer

Date: March 22, 2016